EXHIBIT 99

FAHNESTOCK & CO. INC. RECEIVES JUDGMENT IN RAIDING CASE AGAINST HILLIARD LYONS

New York and Toronto, January 15, 2003 – Fahnestock Viner Holdings Inc. (FVH on NYSE; FHV.A on TSX) today announced that its subsidiary Fahnestock & Co. Inc. has been awarded monetary damages by a National Association of Securities Dealers Dispute Resolution panel against J.J.B. Hilliard, W.L. Lyons, Inc., along with ten individual branch managers, in the amount of approximately $16 million, which together with interest from 1997 is expected to amount to approximately $22 million. During the fourth quarter of 1997 First of Michigan Corporation n/k/a Fahnestock & Co. Inc., which was acquired in July 1997, was the target of a "raid" involving approximately 20% of its pre-raid staff of financial consultants.

"We are very pleased with this result," said Albert G. Lowenthal, Chairman of the Company. "Raiding was unacceptable then and is unacceptable now. We strongly believe that this was the correct outcome. It appears that the arbitration panel has confirmed that raiding activity is not condoned in the securities industry."

Fahnestock Viner Holdings Inc. is a diversified financial services firm that provides investment and financial services to individuals as well as institutions. These services include securities brokerage, investment banking and advisory services. The Company’s principal subsidiary, Fahnestock & Co. Inc. is a full-service, self-clearing broker-dealer headquartered in New York City and has been in operation since 1881. Fahnestock employs over 1,700 account executives in over 100 branch offices throughout the United States as well as in South America and Canada. Fahnestock & Co. Inc. is a member firm of the New York Stock Exchange and all principal U.S. exchanges. Additional information on Fahnestock is available on the Internet at www.fahnestock.com.

This news release contains forward-looking statements which are made pursuant to the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995. A forward-looking statement is subject to inherent risks and uncertainties that may be general or specific. A variety of factors, many of which are beyond the control of Fahnestock Viner Holdings Inc could cause actual results to differ materially from the expectations expressed in any of the Company’s forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on forward-looking statements by the Company. The Company does not undertake to update any forward-looking statement that is contained in this news release.

CONTACT INFORMATION:
Fahnestock Viner Holdings Inc.

A.G. Lowenthal (212) 668-5782
or
E.K. Roberts (416) 322-1515